EXHIBIT 10.1
SUMMARY COMPENSATION TERMS

The following is a summary of the terms of the compensation package for Anthony Rabb in his position as Chief Financial Officer and Vice President, Finance.

• Annual base salary of $180,000.

• Eligible to participate in the Brand MIC Bonus Plan with a bonus of up to 120% of annual salary per year (pro-rated in 2005). Guaranteed first year bonus of $50,000 against total 2005 bonus payout. Required to invest $14,400 of this guaranteed bonus to purchase 20,000 Class B Units of Brand Holdings, LLC.

• Eligible to participate further in the Brand equity investment program, including:

• ability to purchase 5,000 additional Class B Units at the price of $.72 per unit.
• eligible for a loan from Brand Holdings, LLC to purchase additional Class B Units at the rate of $1.00 for every $2.00 invested in Class B Units.
• receipt of 92,610 Class C Units as a result of investment in Class B Units. Of this amount 12,965 Class C Units have a strike price of $10 per unit and vest on a time based schedule. An additional 39,822 Class C Units of this total  number  have a strike price of $5 per unit and vest on a company performance based schedule. The final 39,822
  Class C Units of this total number have a strike price of $10 per unit and also vest on a performance based schedule.

• Eligible for Brand’s standard relocation package.

• Eligible for the standard medical plan according to the current policy.

• Eligible for four weeks of vacation from the date of employment.

• Eligible to participate in the Brand 401(k) plan following one full year of employment as per the terms of the plan.

• Eligible to participate in tuition reimbursement program.

• If employment is involuntarily terminated for any reason other than for cause, provided with 12 months of salary continuation at then current rate of pay as well as medical and other insurance benefits being received at that time.